UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 18, 2019

(Exact name of registrant as specified in its charter)

Delaware	0‑10967	36‑3161078
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8750 West Bryn Mawr Avenue, Suite 1300, Chicago, Illinois		60631
(Address of principal executive offices)		(ZIP Code)

Registrant’s telephone number, including area code: (708) 831‑7483

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8‑K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a‑12 under the Exchange Act (17 CFR 240.14a‑12)

☐	Pre-commencement communications pursuant to Rule 14d‑2(b) under the Exchange Act (17 CFR 240.14d‑2(b))

☐	Pre-commencement communications pursuant to Rule 13e‑4(c) under the Exchange Act (17 CFR 240.13e‑4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b‑2 of the Securities Exchange Act of 1934 (§240.12b‑2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)  On January 18, 2019, First Midwest Bancorp, Inc. (the “Company”) entered into a new employment agreement (the “Employment Agreement”) with Mark G. Sander. The Employment Agreement provides for Mr. Sander’s promotion to President of the Company and his continuing employment as Chief Operating Officer of the Company and President and Chief Operating Officer of First Midwest Bank (the “Bank”), the Company’s principal subsidiary.  Mr. Sander will continue to serve as a member of the Board of Directors of the Company and the Board of Directors of the Bank.  The Company and Mr. Sander also entered into a new Confidentiality and Restrictive Covenants Agreement (the “CRCA”).  The Employment Agreement and CRCA supersede Mr. Sander’s existing employment agreement and confidentiality and restrictive covenants agreement with the Company.

The Employment Agreement provides for Mr. Sander’s annual base salary of $675,000, participation in the Company’s short-term incentive compensation (“STIC”) program, with a target annual cash bonus equal to no less than 65% of his base salary, and participation in the Company’s long-term incentive compensation (“LTIC”) program, with a target annual award opportunity equal to no less than 120% of his base salary.  The target award opportunities under the STIC and LTIC programs represent a continuation of the award levels presently in effect.  The Employment Agreement also provides that Mr. Sander will be entitled to participate in the Company’s various benefits plans.  Mr. Sander’s compensation will be subject to annual review by the Compensation Committee.

The Employment Agreement provides that, if Mr. Sander is involuntarily terminated without cause or resigns for good reason, he will be entitled to a pro rata STIC bonus for the year of termination, pro rata vesting of outstanding time-based LTIC awards, pro rata continuation of performance-based LTIC awards and severance payments equal to two times the sum of his base salary and STIC target bonus, payable over a 24 month period.  In the event of a termination without cause or resignation for good reason in connection with a change in control of the Company, Mr. Sander will be entitled to a pro rata STIC bonus for the year of termination, vesting and payment of all LTIC awards in accordance with the terms applicable upon a change in control and a lump sum severance payment equal to three times the sum of his base salary and STIC target bonus.  No severance benefits will be payable or accelerated vesting of LTIC awards will occur (i) unless Mr. Sander reaffirms and complies with his obligations under the CRCA, or (ii) if Mr. Sander resigns without good reason or is terminated for cause.

Compensation paid or awarded to Mr. Sander under the Employment Agreement will be subject to regulatory and compensation recovery (clawback) requirements.

Under the CRCA, Mr. Sander is subject to confidentiality and non-disclosure commitments relating to the Company’s confidential and proprietary information.  In addition, Mr. Sander has agreed that, while employed and for a period following termination of his employment for any reason, he will not (a) directly or indirectly compete with the Company or the Bank in the area within 50 miles of the Company’s headquarters and within 30 miles of any branch or office staffed by at least 15 employees engaged in banking or other financial services, (b) solicit any of the Company’s or Bank’s customers for the purpose of providing banking products or services of the type offered by the Company or the Bank, or (c) solicit, recruit or encourage any employee to leave the employment of the Company or the Bank.  The post-employment non-compete period is 12 months and the post-employment non-solicitation period is 18 months, provided that each period is extended to two years in the event termination occurs on or after a change in control of the Company.

Following Mr. Sander’s promotion to President of the Company, Michael L. Scudder remains as Chairman and Chief Executive Officer of both the Company and the Bank.  The Company also amended Mr. Scudder’s employment agreement to include pro rata vesting of outstanding time-based LTIC awards and pro rata continuation of performance-based LTIC awards in the event Mr. Scudder is terminated without cause or he resigns for good reason.

The foregoing description of the Employment Agreement and CRCA, as well as the amendment to Mr. Scudder’s employment agreement, are summaries and are qualified in their entirety by the complete terms of the Employment Agreement and CRCA and the amendment to Mr. Scudder’s employment agreement, which the Company plans to file as exhibits to the Company’s annual report on Form 10-K for the year ended December 31, 2018.

Additional information regarding Mr. Scudder’s compensation and employment agreement may be found in the proxy statement for the Company’s 2018 Annual Meeting of Stockholders filed with the Securities and Exchange Commission (the “SEC”) on April 11, 2018 and in the Company’s Current Report on Form 8-K filed with the SEC on June 22, 2018.  Additional information regarding Mr. Sander’s compensation and the Company’s STIC, LTIC and other plans and programs may be found in the proxy statement for the Company’s 2018 Annual Meeting of Stockholders.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST MIDWEST BANCORP, INC.

Date:	January 24, 2019	By:	/s/ Nicholas J. Chulos
Nicholas J. Chulos Executive Vice President, General Counsel and Corporate Secretary